Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Fund Counsel” and to the incorporation by reference of our report dated June 27, 2008 on the financial statements and financial highlights of the First Funds comprised of First Caliber Equity, First Sterling Income and First Elite Money Market, in Post-Effective Amendment Number 9 to the Registration Statement (Form N-1A, No. 333-72732), included in the Annual Report to Shareholders for the fiscal year ended April 30, 2008, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Columbus, Ohio
August 25, 2008